As filed with the Securities and Exchange Commission on May 12, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
 UNDER
 THE SECURITIES ACT OF 1933

ABOVENET, INC.
(Exact name of registrant as specified in its charter)

Delaware	11-2239561
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

360 HAMILTON AVENUE
 WHITE PLAINS, NEW YORK 10601

(Address, including zip code of principal executive offices)

AboveNet, Inc. 2003 Incentive Stock Option and Stock Unit Grant Plan
 (Full title of the plan)

Robert Sokota
 Senior Vice President, Secretary and General Counsel
 AboveNet, Inc.
 360 Hamilton Avenue
White Plains, New York 10601
 (914) 421-6700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Scott L. Kaufman
Cooley Godward Kronish LLP
 1114 Avenue of the Americas
 New York, NY  10036
 (212) 479-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☒
Non-accelerated filer ☐(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share, and associated preferred share purchase right	462,301 Shares	$27.36	$12,648,555	$705.80
Common Stock, $0.01 par value per share, and associated preferred share purchase right	201,004 Shares	$55.50	$11,155,722	$622.50
TOTAL	663,305 Shares	—	$23,804,277	$1,328.30

(1)
This Registration Statement registers an aggregate of 663,305 shares of common stock, $0.01 par value per share, of AboveNet, Inc. under the AboveNet, Inc. 2003 Incentive Stock Option and Stock Unit Grant Plan (the “2003 Plan”), 462,301 of which represents shares of our common stock subject to the outstanding options granted under the 2003 Plan, and 201,004 of which represents shares of our common stock issued under the 2003 Plan. Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of common stock that become issuable under the 2003 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of common stock of AboveNet, Inc.

(2)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, the proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon (i) the average exercise price with respect to 462,301 outstanding options granted under the 2003 Plan, a price of $27.36 and (ii) the average of the high and low prices of the Registrant’s common stock on the over-the-counter market as reported to NASDAQ on May 6, 2009 with respect to 201,004 shares issued under the 2003 Plan.

EXPLANATORY NOTE

The 663,305 shares of our common stock being registered pursuant to this Form S-8 have been issued or are issuable pursuant to the 2003 Plan.

This Registration Statement contains two parts.  The first part contains a “Reoffer” Prospectus prepared in accordance with Part I of Form S-3 (in accordance with Section C of the General Instructions to the Form S-8), which covers reoffers and resales of “restricted securities” and/or “control securities” (as such terms are defined in Section C of the General Instructions to Form S-8) by certain of our stockholders, as more fully set forth therein.  The second part of this Registration Statement contains Information Required in the Registration Statement pursuant to Part II of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information*

Item 2.  Company Information and Employee Plan Annual Information*

* The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2003 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

i

REOFFER PROSPECTUS
ABOVENET, INC.

325,564 SHARES OF COMMON STOCK

This Prospectus relates to up to 325,564 shares of our common stock, $0.01 par value per share, which may be offered and sold from time to time by the selling stockholders named in this prospectus who have acquired, or may acquire, shares under the AboveNet, Inc. 2003 Incentive Stock Option and Stock Unit Grant Plan, also referred to as the 2003 Plan.

We will not receive any of the proceeds from sales of the shares by any of the selling stockholders pursuant to this Prospectus.   The shares may be offered and sold from time to time by any or all of the selling stockholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as he or she may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price.  See “Plan of Distribution.”  All costs, expenses and fees in connection with the registration of the shares will be borne by us.  Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the shares will be borne by the selling stockholder.

Each selling stockholder and any broker executing selling orders on behalf of a selling stockholder may be deemed to be an “underwriter” as defined in the Securities Act of 1933, as amended, also referred to as the Securities Act.  If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the shares as principals, any profits received by such broker-dealers on the resale of the shares, may be deemed to be underwriting discounts or commissions under the Securities Act.  In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions.

Our common stock is listed on the New York Stock Exchange under the symbol “ABVT.”  On May 12, 2009, the closing price of our common stock was $61.00 per share.

Our principal executive offices are located at 360 Hamilton Avenue, White Plains, NY 10601, and our telephone number is (914) 421-6700.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page 2 for discussion of factors that should be carefully considered by prospective purchasers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 12, 2009

You should rely only on the information included in or incorporated by reference into this Prospectus or information we have referred to in this Prospectus.  We have not authorized anyone to provide you with information that is different.  This Prospectus may only be used where it is legal to sell these securities.  This Prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited.  The information in this Prospectus is accurate on the date of this Prospectus and may become obsolete later.  Neither the delivery of this Prospectus, nor any sale made under this Prospectus will, under any circumstances, imply that the information in this Prospectus is correct as any date after the date of this Prospectus.  References to “the Company,” “we” or “us” refer to AboveNet, Inc.

RISK FACTORS

An investment in our common stock involves various risks.  Before making an investment in our common stock, you should consider carefully the following risk factors relating to our business, together with the information and financial data set forth elsewhere in this Prospectus or incorporated herein by reference.  If any of the identified risks actually occurs, or is adversely resolved, our consolidated financial statements could be materially, adversely impacted in a particular fiscal quarter or year and our business, financial condition and results of operations may suffer materially. As a result, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.  The risks described below are not the only risks we face.  Additional risks and uncertainties, including those not currently known to us or that we currently deem to be immaterial also could materially adversely affect our business, financial condition and results of operations.

RISKS RELATED TO OUR OPERATIONS

The weakness of financial institutions could adversely affect the cash and cash equivalents held by us.

Our cash and cash equivalents are invested in investment-grade, short-term investment instruments with high quality financial institutions.  Account balances generally exceed federally insured limits.  While we believe that we have taken reasonable measures to ensure that we can maintain access to these funds, we cannot assure you that access to our cash and cash equivalents will not be impacted by adverse developments that may be experienced by these institutions.  Our ability to access these cash balances could be negatively impacted if the financial institutions fail, if there are defaults in the securities that are held in money market funds or there are other adverse conditions in the financial markets.

Current economic trends and recessionary pressure could negatively affect our future operating results.

 The current negative economic trends could adversely affect our operations, by among other things;

•	reducing and/or delaying the demand for our services;
•	increasing our customer churn, both with respect to customer terminations and with respect to reduced prices upon renewals of customer agreements;
•	leading to reduced services from our vendors facing economic difficulties; and
•	increasing the bad debts in our customer receivables.

These and other related factors could negatively affect our future operating results depending upon the length and severity of the current economic downturn.

Prior to the filing of our Annual Report on Form 10-K for the year ended December 31, 2008, we were not in compliance with our reporting obligations under the Securities Exchange Act of 1934.

Prior to the filing of our Annual Report on Form 10-K for the year ended December 31, 2008, we had not made any timely periodic filings with the Securities and Exchange Commission (the “SEC”) required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for any period since before our filing for bankruptcy in May 2002.  The filing of our Annual Report on Form 10-K for the year ended December 31, 2008 or future periodic filings will not cure these past violations.  As a result of our failure to make timely periodic filings with the SEC, we could be subject to civil penalties and other administrative proceedings by the SEC.

Our prior SEC Investigation may negatively affect us.

The SEC initiated a formal investigation of our predecessor company, Metromedia Fiber Network, Inc. (“MFN”), in June 2002.  On December 15, 2006, we received a “Wells” notice from the SEC staff in connection with such investigation indicating that the SEC staff was considering recommending that the SEC bring a civil injunctive action against us alleging that we violated various provisions of the federal securities laws.  In connection with the contemplated action, the staff could have sought a permanent injunction, disgorgement, and civil penalties.  In response to the Wells notice, we made a written submission to the SEC staff setting forth reasons why a civil injunctive action should not be authorized by the SEC.  On March 19, 2007, we received a notice from the SEC staff stating that the investigation of MFN had been terminated and that no enforcement action against us had been recommended to the SEC. Such notice was provided to us under the guidelines of the final paragraph of Securities Act Release No. 5310 which states, among other things, that “[such notice] must in no way be construed as indicating that the party has been exonerated or that no action may ultimately result from the staff’s investigation of that particular matter.  All that such a communication means is that the staff has completed its investigation and that at that time no enforcement action has been recommended to the SEC.”  While there have been no further actions to date, we cannot assure you that there will not be any further action on this or other matters by the SEC.

Our revenue includes certain fees that are not predictable.

Historically, a portion of our revenue has included certain termination payments received by us to settle contractual commitments, which are referred to as contract termination revenue.  Additionally, we have received settlements of our claims in various customer bankruptcy cases, which is also included in contract termination revenue. Contract termination revenue amounted to $15.4 million, $8.5 million and $8.3 million in 2008, 2007 and 2006, respectively.  Contract termination revenue amounted to $1.9 million for the three months ended March 31, 2009. This revenue is not predictable and may not be sustainable.

In prior years, we incurred significant net losses and we cannot assure you that we will generate net income or that we will sustain positive operating cash flow in the future.

We incurred net losses from our inception through December 31, 2005.  In 2006, we generated net income, principally from the sale of our remaining data centers and in 2007 and 2008, we generated operating income and net income.  The net income reported for 2007 included the non-cash gain of $10.3 million on the reversal of foreign currency translation adjustments from the liquidation of certain subsidiaries.  The net income reported for 2008 of $42.3 million includes termination fees of $15.4 million.

In order for us to continue to generate positive operating cash flow and net income, we will need to continue to obtain new customers, increase our revenue from our existing customers and manage our costs effectively.  In the event we are unable to do so, or if we lose customers, we may not be able to continue to generate operating cash flow or net income in the future.

We have significant exposure to the financial services industry.

We have a large number of customers in the financial services industry.  Financial services companies, including some of our customers, have reported significant losses, which has created significant liquidity problems within the financial services industry.  These problems may affect our customers’ ability to pay for our services and to place orders for new services.  In addition, our operating results may also be adversely affected if our customers file for bankruptcy or are acquired by institutions or entities that are not interested in purchasing services from us.

We have incurred secured indebtedness.

On February 29, 2008, we obtained a $60 million senior secured credit facility (the “Secured Credit Facility”), consisting of an $18 million revolving credit facility (the “Revolver”) and a $42 million term loan facility (the “Term Loan”).  The Secured Credit Facility is secured by substantially all of our domestic assets.  The Term Loan was comprised of $24 million, which was advanced at closing and up to $18 million, which originally could be drawn within nine months of closing at our option (the “Delayed Draw Term Loan”).  In September 2008, the Delayed Draw Term Loan option, which was originally scheduled to expire on November 25, 2008, was extended to June 30, 2009.  The Secured Credit Facility is to be used for general corporate purposes and for capital investment.  The Revolver and the Term Loan each have a term of five years from the closing date of the Secured Credit Facility.

On September 26, 2008, we executed a joinder agreement to the Secured Credit Facility that added an additional lender and increased the amount of the Secured Credit Facility to $90 million effective October 1, 2008, subject to the terms of the joinder agreement.  The availability under the Revolver increased to $27 million and, the Term Loan availability increased to $63 million, $27 million of which was the increased amount of the Delayed Draw Term Loan.  The additional amount of the Term Loan of $12 million was advanced on October 1, 2008.  The Secured Credit Facility imposes restrictions on our operations, including the requirements that we maintain an unrestricted cash balance at all times of at least $20 million.

At April 30, 2009, we had $36 million outstanding under the Secured Credit Facility.  We may not be able to generate sufficient cash flows in the future to repay the loan.  Additionally, we may not be able to satisfy the requirements under the loan covenants in order to utilize the Revolver or the Delayed Draw Term Loan or repayment may be accelerated.

If our operations do not produce sufficient cash to fund our operating expenses and capital requirements, we may be required to raise additional capital through a debt or equity financing.

In 2006, 2007 and 2008, we have utilized cash in excess of our cash from operating activities to fund additional investments in property and equipment thus reducing liquidity.  If our operating expenses or our investments in property and equipment increase, we may need to rely on our existing cash balance and funds available under our Secured Credit Facility to meet our cash needs.  Our future capital requirements may increase if we acquire or invest in additional businesses, assets, services or technologies, which may require us to issue additional equity or debt.  We may also face unforeseen capital requirements for new technology that we require to remain competitive or to comply with new regulatory requirements, for unforeseen maintenance of our network and facilities and for other unanticipated expenses associated with running our business.  We cannot assure you that we will have access to necessary capital, particularly in light of current market conditions, nor can we assure you that any such financing will be available on terms that are acceptable to us.  If we issue equity securities to raise additional funds, our existing stockholders may be diluted.  Additionally, our Secured Credit Facility imposes limitations on the amount of additional indebtedness we may incur.

We may not be able to develop and maintain systems and controls to operate our business effectively.

We have experienced severe difficulties developing and maintaining financial and other systems necessary to operate our business properly and for a period of over six years we could not file our periodic reports with the SEC.

Our history of rapid initial growth, expansion through acquisitions with attendant integration issues, significant reorganization and restructuring activities and associated significant staffing reductions, budgetary constraints and attendant limitations on investment in internal systems have increased the risk of internal control deficiencies.

Under Section 404 of the Sarbanes-Oxley Act, management is required to assess the effectiveness of our internal control over financial reporting on a periodic basis.  Pursuant to our assessment of internal control over financial reporting as of December 31, 2008, we have identified material weaknesses described in Item 9A, “Controls and Procedures.”  These weaknesses mean that there is more than a remote likelihood that we will not prevent or detect a material misstatement in our financial statements.  At the current time (i) we are in the process of developing remedies to correct our weaknesses, (ii) we have already begun implementing programs to remediate some of these weaknesses and (iii) we have undertaken additional procedures to assist in the production of our financial statements.  However, we cannot assure you that we will be successful in this regard.  Further, as a result of these material weaknesses, our management has concluded that we do not have effective internal control over financial reporting and that our disclosure controls and procedures were not effective.  In the event that we are unable to develop and maintain appropriate systems and controls, it could materially adversely affect our business, financial condition and results of operations.

We may not be able to successfully implement our business strategy because we depend on factors beyond our control, which could adversely affect our results of operations.

Our future largely depends on our ability to implement our business strategy – including shifting from carrier to enterprise customers and from leasing dark fiber to providing lit services – to create new business and revenue opportunities.  Our results of operations will be adversely affected if we cannot fully implement our business strategy.  Successful implementation depends on numerous factors beyond our control, including economic, competitive, regulatory and other conditions and uncertainties, the ability to obtain licenses, permits, franchises and rights-of-way on reasonable terms and conditions and the ability to hire and retain qualified management personnel.

Our success depends on our ability to compete effectively in our industry.

The telecommunications industry is extremely competitive, particularly with respect to price and service.  Our failure to compete effectively with our competitors could have a material adverse effect on our business, financial condition and results of operations.  A significant increase in industry capacity or reduction in overall demand would adversely affect our ability to maintain or increase prices.  Further, we anticipate that prices for certain telecommunications services such as IP bandwidth will continue to decline due to a number of factors including (a) price competition as various network providers attempt to gain market share to cover the fixed costs of their network investments and/or install new networks that might compete with our networks; and (b) technological advances that permit substantial increases in the transmission capacity of many of our competitors’ networks.

In the telecommunications industry, we compete against incumbent local exchange carriers, which have historically provided local telephone services and currently occupy significant market positions in their local telecommunications markets.  In addition to these carriers, several other competitors, such as facilities-based communications service providers including competitive local exchange carriers, cable television companies, electric utilities and large end-users with private networks offer services similar to those offered by us.  Many of our competitors have greater financial, managerial, sales and marketing and research and development resources than we do.

Rapid technological changes could affect the continued use of our services.

The telecommunications industry is subject to rapid and significant changes in technology that could materially affect the continued use of our services.  Changes in technology could negatively affect the desire of customers to purchase our existing services and may require us to make significant investments in order to meet customer demands for services incorporating new technologies.  We also cannot assure you that technological changes in the communications industry and Internet-related industry will not have a material adverse effect on our business, financial condition and results of operations.

We are dependent on key personnel.

Our business is managed by certain key management and operating personnel.  We believe that the success of our business strategy and our ability to operate successfully depend on the continued employment of such employees and the ability to attract qualified employees.  We face significant competition from a wide range of companies in our recruiting efforts, and we could experience difficulties in recruiting and retaining qualified personnel in the future.

Our franchises, licenses, permits, rights-of-way, conduit leases and property leases could be canceled or not renewed, which would impair our ability to provide our services.

We must maintain rights-of-way, franchises and other permits from railroads, utilities, state highway authorities, local governments, transit authorities and others to operate our networks.  We cannot assure you that we will be successful in maintaining these right-of-way agreements or obtaining future agreements on acceptable terms.  Some of these agreements may be short-term or revocable at will, and we cannot assure you that we will continue to have access to existing rights-of-way after they have expired or terminated.  If a material portion of these agreements were terminated or could not be renewed and we were forced to abandon our networks, the termination could have a material adverse effect on our business, financial condition and results of operations.  In addition, in some cases landowners have asserted that railroad companies, utilities and others to whom they granted easements to their properties are not entitled as a result of these easements to grant rights-of-way to telecommunications providers.  If these disputes are resolved in the landowners' favor, we could be obligated to make payments to these landowners for the lease of these rights-of-way or to indemnify the right-of-way holder for its losses.

In the past, we have had franchises and rights-of-way expire prior to executing a renewal and in the interim until such renewal was executed, operated without an agreement, which is the case currently with respect to our franchise agreement for our operations in the City of New York.  We expect that these situations will continue to occur in the future.  These expirations have not caused any material adverse effect on our operations in the past, and we do not expect that they will in the future.  However, to the extent that a municipality or other right-of-way holder attempts to terminate our related operations upon the expiration of a franchise or right-of-way agreement, it could materially adversely affect our business, financial condition and results of operations.

As the result of certain ongoing litigation with a third party, the Department of Information Technology and Telecommunications of the City of New York (“DOITT”) has informed us that they have temporarily suspended any discussions regarding renewals of telecommunications franchises in the City of New York.  As a result, it is our understanding that DOITT has not renewed any recently expired franchise agreement, including our franchise agreement which expired on December 20, 2008.  Prior to the expiration of our franchise agreement, we sought out and received written confirmation from DOITT that our franchise agreement provides a basis for us to continue to operate in the City of New York pending conclusion of renewal discussions.  We intend to continue to operate under our expired franchise agreement pending any renewal.  We believe that a number of other operators in the City of New York are operating on a similar basis.  Based on our discussions with DOITT and the written confirmation that we have received, we do not believe that DOITT intends to take any adverse actions with respect to the operation of any telecommunications providers as the result of their expired franchise agreements and, that if it attempted to do so, it would face a number of legal obstacles.  Nevertheless, any attempt by DOITT to limit our operations as the result of our expired franchise agreement could have a material adverse effect on our business, financial condition and results of operations.

In order to expand our network to new locations, we often need to obtain additional rights-of-way, franchises and other permits.  Our failure to obtain these rights in a prompt and cost effective manner may prevent us from expanding our network which may be necessary to meet our contractual obligations to our customers and could expose us to liabilities and have an adverse effect on our business, financial condition and results of operations.

If we lose or are unable to renew key real property leases where we have located our POPs, it could adversely affect our services and increase our costs as we would be required to restructure our network and move our POPs.

We depend on third party service providers for important parts of our business operations and the failure of those third parties to provide their services could negatively affect our services.

We rely on third party service providers for important parts of our business, including most of the fibers on which our long haul network operates and significant portions of the conduits into which our fiber optic cables are installed in our metro networks.  If these third party providers fail to perform the services required under the terms of our contracts with them or fail to renew agreements on reasonable terms and conditions, it could materially and adversely affect the performance of our services, and we may experience difficulties locating alternative service providers on favorable terms, if at all.

Changes in our traffic patterns or industry practice could result in increasing peering costs for our IP network.

Peering agreements with other Internet service providers allow us to access the Internet and exchange traffic with these providers.  In most cases, we peer with other Internet service providers on a payment-free basis, referred to as settlement-free peering.  If other providers change the terms upon which they allow settlement-free peering or if changes in our Internet traffic patterns, including the ratio of our inbound to outbound traffic, cause us to fall below the criteria that these providers use in allowing settlement-free peering, the costs of operating our Internet backbone will likely increase.  Any increases in costs could have an adverse effect on our margins and our ability to compete in the Internet services market.

Customer agreements contain service level and delivery obligations that could subject us to liability or the loss of revenue.

Our contracts with customers generally contain service guarantees and service delivery date targets, which if not met by us, enable customers to claim credits against their payments to us and, under certain conditions, terminate their agreements.  If we are unable to meet our service level guarantees or service delivery dates, it could adversely affect our revenue and cash flow.

We are required to maintain, repair, upgrade and replace our network and facilities, and our failure to do so could harm our business.

Our business requires that we maintain, upgrade, repair and periodically replace our facilities and networks.  This requires and will continue to require, management time and the periodic expenditure of capital.  In the event that we fail to maintain, upgrade or replace essential portions of our network or facilities, it could lead to a material degradation in the level of services that we provide to our customers which would adversely affect our business.  Our networks can be damaged in a number of ways, including by other parties engaged in construction close to our network facilities.  In the event of such damage, we will be required to incur expenses to repair the network in order to maintain services to customers.  We could be subject to significant network repair and replacement expenses in the event of a terrorist attack or natural disaster damages our network.  Further, the operation of our network requires the coordination and integration of sophisticated and highly specialized hardware and software technologies.  Our failure to maintain or properly operate this hardware and software can lead to degradations or interruptions in customer service.  Our failure to provide proper customer service can result in claims from our customers for credits or damages and can damage our reputation for service, thereby limiting future sales opportunities.

Requests to relocate portions of our network can result in additional expenses.

We are periodically required to relocate portions of our network by municipalities, railroads, highway authorities and other entities that engage in construction or other activities in areas close to our network.  These relocations can be expensive and time consuming to management and can result in interruptions of service to customers.  If we are required to engage in an increased amount of relocation activities due to recently announced increased government spending on infrastructure or other reasons, it could adversely affect our business, financial condition and results of operations.

Governmental regulation may negatively affect our operations.

Existing and future government laws and regulations greatly influence how we operate our business.  U.S. Federal and state laws directly shape the telecommunications and Internet markets.  Consequently, regulatory requirements and changes could adversely affect our operations and also influence the markets for telecommunications and Internet services.  We cannot predict the future regulatory framework of our business.

Local governments also exercise legal authority that may have an adverse effect on our business because of our need to obtain rights-of-way for our fiber networks.  While local governments may not prohibit persons from providing telecommunications services nor treat telecommunication service providers in a discriminatory manner, they can affect the timing and costs associated with our use of public rights-of-way.

Government regulation of the Internet may subject us to liability.

Laws and regulations that apply to the Internet are becoming more prevalent.  The U.S. Congress has considered Internet laws regarding privacy and security relating to the collection and transmission of information over the Internet, entrusting the Federal Trade Commission with strong enforcement power.  The U.S. Congress also has adopted laws that regulate the protection of children, copyrights, trademarks, domain names, taxation and the transmission of sexually explicit material over the Internet.  The European Union adopted its own privacy regulations and other countries may do so in the future.  Other nations have taken actions to restrict the free flow of material deemed objectionable over the Internet.

The scope of many of these laws and regulations is subject to conflicting interpretations and significant uncertainty that may take years to resolve.  As a result of this uncertainty, we may be exposed to direct liability for our actions and to contributory liability for the actions of our customers.

We cannot predict our future tax liabilities. If we become subject to increased levels of taxation, our financial condition and results of operations could be adversely affected.

We provide telecommunication and other services in multiple jurisdictions across the United States and Europe and are therefore subject to multiple sets of complex and varying tax laws and rules.  We cannot predict the amount of future tax liabilities to which we may become subject.  Any increase in the amount of taxation incurred as a result of our operations or due to legislative or regulatory changes could result in a material adverse effect on our sales, financial condition and results of operations.  While we believe that our current provisions for taxes are reasonable and appropriate, we cannot assure you that these items will be settled for the amounts accrued or that we will not identify additional exposures in the future.

Our inability to produce audited financial statements prevented us from filing our federal and state income taxes in a timely manner.

Because we were unable to produce auditable financial statements on a timely basis, we delayed the filing of federal and state income tax returns for 2003 to 2006.  In December 2008, we filed our income tax returns for the years ended December 31, 2006 and 2007.  We are still subject to tax audits in these jurisdictions.  While we believe that we will not owe any material amount of income taxes in these jurisdictions due to the significant losses incurred by us, we could be subject to various fines or penalties as a result of our non-timely filings.

RISKS RELATED TO OUR COMMON STOCK

It may be difficult for our stockholders to sell their shares.

Our common stock recently became listed on the New York Stock Exchange.  A significant amount of our outstanding shares are owned by our major stockholders.  Accordingly, trading in our common stock may be illiquid, prices may be volatile and it may be difficult to find a purchaser for shares of our common stock.  We cannot predict the extent to which investor interest in our shares will lead to the development of an active trading market or how liquid that market may become.

Although a trading market for our common stock existed prior to our listing on the New York Stock Exchange, the trading volume was not significant.  There can be no assurance that an active trading market for our common stock will develop or, if developed, be sustained in the future.  If there is a thin trading market or “float” for our common stock, the market stock price for our common stock may fluctuate significantly more than the stock market as a whole or the stock of companies with broader public ownership.  Trading of a relatively small volume of our common stock may also have a greater impact on the trading price for our common stock than would be the case if our public float were larger.  In the absence of a significant public trading market, it may be more difficult for an investor to liquidate its investment in our common stock.

Our charter documents, our Stockholders’ Rights Plan and Delaware law may inhibit a takeover that stockholders may consider favorable.

Provisions in our restated certificate of incorporation, our amended and restated by-laws, our Stockholders’ Rights Plan and Delaware law could delay or prevent a change of control or change in management that would provide stockholders with a premium to the market price of their common stock.  Our Stockholders’ Rights Plan has significant anti-takeover effects by causing substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors.  In addition, the authorization of undesignated preferred stock gives our Board of Directors the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire control of us.  If a change of control or change in management is delayed or prevented, this premium may not be realized or the market price of our common stock could decline.

Our certificate of incorporation, our bylaws and Delaware law contain provisions that could discourage, delay or prevent a takeover attempt.

We are subject to the anti-takeover provision of Section 203 of the Delaware General Corporation Law.  In general, Section 203 prohibits publicly-held Delaware corporations to which it applies from engaging in a “business combination” (generally including mergers, consolidations and sales of 10% or more of the corporation’s assets) with an “interested stockholder” (generally defined as a person owning 15% or more of the outstanding voting stock of the corporation,  subject to certain exceptions) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.  This provision could discourage others from bidding for our shares and could, as a result, reduce the likelihood of an increase in our stock price that would otherwise occur if a bidder sought to buy our stock.

We do not expect to pay dividends in the foreseeable future.

We currently do not intend to, and our secured credit facility restricts our ability to, pay any dividends on our common stock.  We currently intend to retain any earnings for working capital, repayment of indebtedness, capital expenditures and general corporate purposes.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Information contained or incorporated by reference in this Prospectus, in other SEC filings by us, in press releases, and in presentations by us or our management, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “intends,” “estimates,” “projects,” “could,” “may,” “will,” “should,” or “anticipates” or the negatives thereof, other variations thereon or comparable terminology, or by discussions of strategy.  We cannot assure you that the future results expressed or implied by the forward-looking statements will be achieved.  Such statements are based on the current expectations and beliefs of our management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those relating to our financial and operating prospects, current economic trends and recessionary pressures, future opportunities, ability to retain existing customers and attract new ones, our exposure to the financial services industry, our acquisition strategy and ability to integrate acquired companies and assets, outlook of customers, reception of new products and technologies, and strength of competition and pricing.  Other factors and risks that may affect our business or future financial results are detailed in our SEC filings, including, but not limited to, those described in “Risk Factors” in this Prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and Annual Report on Form 10-K for the year ended December 31, 2008.  Also, our business could be materially adversely affected and the trading price of our common stock could decline if any such risks and uncertainties develop into actual events.  We caution you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates.  We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the documents we file with it, which means that we can disclose important business, financial and other information to you in this Prospectus by referring you to the publicly filed documents containing this information. The information incorporated by reference is deemed to be a part of this Prospectus, except for any information deemed furnished, superseded by information contained in this Prospectus or filed later by us with the SEC.  This Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC, which documents contain important information about us and our common stock:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC pursuant to the Exchange Act on March 16, 2009;
(b)	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, filed with the SEC pursuant to the Exchange Act on May 11, 2009;
(c)
The description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-34282) filed with the SEC on April 10, 2009 pursuant to the Exchange Act, including all amendments and reports filed for the purpose of updating that description; and

(d)
The description of the preferred share purchase right associated with our common stock contained in our Registration Statement on Form 8-A (File No. 000-23269) filed with the SEC on August 4, 2006 pursuant to the Exchange Act, including all amendments and reports filed for the purpose of updating that description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment to the Registration Statement of which this Prospectus forms a part which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Prospectus and are a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement.  Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The documents incorporated in this Prospectus by reference is available to you without charge upon written or oral request.  If you would like a copy of any of these documents, please submit your request to us at AboveNet, Inc., 360 Hamilton Avenue, White Plains, New York 10601, Attention: Secretary, or call (914) 421-6700.  We will not provide exhibits to any such documents, however, unless such exhibits are specifically incorporated by reference into those documents.

COMPANY OVERVIEW

AboveNet, Inc. provides high bandwidth connectivity solutions primarily to large corporate enterprise clients and communication carriers, including Fortune 1000 and FTSE 500 companies, in the United States and the United Kingdom.  Our communications infrastructure and global Internet protocol (IP) network are used by a broad range of companies such as commercial banks, brokerage houses, insurance companies, investment banks, media companies, social networking companies, web-centric companies, law firms and medical and health care institutions.  Our customers rely on our high speed, private optical network for electronic commerce and other mission-critical services, such as business Internet applications, regulatory compliance, disaster recovery, and business continuity.  We provide lit broadband services over our metro networks, long haul network and global IP network utilizing equipment that we own and operate.  In addition, we also provide dark fiber services to selected customers.

Metro networks.  We are a facilities-based provider that operates fiber-optic networks in 15 major markets in the U.S. and one in the U.K. (London). We refer to these networks as our metro networks.  These metro networks have significant reach and breadth.  They consist of over 1.9 million fiber miles across over 5,000 cable route miles in the U.S. and in London.  In addition, we have built an inter-city fiber network between New York and Washington D.C. of over 177,000 fiber miles.

Long haul network.  Through construction, acquisition and leasing activities, we have created a nationwide fiber-optic communications network spanning over 11,000 cable route miles that connects each of our 15 U.S. metro networks.  We run advanced dense wavelength-division multiplexing equipment over this fiber to provide large amounts of bandwidth capability between our metro networks for our customer needs and for our IP network.  We are also members of the Japan-US Cable Network (JUS) and Trans-Atlantic undersea telecommunications consortia (TAT-14)that provide connectivity between the U.S. and Japan and the U.S. and Europe, respectively.  We refer to this network as our long haul network.

IP network.  We operate a Tier 1 IP network over our metro and long haul networks with connectivity to the U.S., Europe and Japan.  Our IP network operates using advanced routers and switches that facilitate the delivery of IP transit services and IP-based virtual private network services.  A hallmark of our IP network is that we have direct connectivity to a large number of IP networks operated by others through peering agreements and too many of the most important bandwidth centers and peering exchanges.

 USE OF PROCEEDS

We will not realize any proceeds from the sale of our common stock, which may be sold pursuant to this Prospectus for the respective accounts of the selling stockholders.  We, however, will derive proceeds upon the exercise of the options granted to selling stockholders.  All such proceeds will be available to us for working capital and general corporate purposes.  We cannot assure you, however, as to when or if any or all of the options will be exercised.

SELLING STOCKHOLDERS

This Prospectus relates to the shares that are being registered for resale by the selling stockholders listed below who have acquired or may acquire such shares pursuant to the 2003 Plan.  The selling stockholders may resell any or all of the shares at any time they choose while this Prospectus is effective.  The selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares in transactions exempt from the registration requirements of the Securities Act.  Although a person’s name is included in the table below, neither that person nor we are making an admission that the named person is our “affiliate.”

The following table sets forth information with respect to the selling stockholders.  As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security.  In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.  After the sale of all shares that may be so offered for resale pursuant to this Prospectus, and assuming no other changes in beneficial ownership of our common stock after the date of this Prospectus, each selling stockholder would own less than 1% of the shares of our common stock based on 11,371,164 shares of common stock outstanding as of May 11, 2009.

Name of Seller	Positions with the Company	Number of Shares Beneficially Owned (1)		Shares to be Sold	Number of Shares to be Beneficially Owned After the Offering
Jeffrey A. Brodsky	Chairman of the Board, Director	10,000	(2)	10,000	—
Richard Postma	Director	10,000	(2)	10,000	—
Richard Shorten, Jr.	Director	10,000	(2)	10,000	—
Stuart Subotnick	Director	10,000	(2)	10,000	—
William G. LaPerch	Director, President and Chief Executive Officer	66,825	(3)	66,825	—
Joseph P. Ciavarella	Senior Vice President and Chief Financial Officer	—		—	—
Robert Sokota	Senior Vice President, General Counsel and Secretary	47,541	(4)	47,541	—
John Jacquay	Senior Vice President of Sales and Marketing	65,984	(5)	65,984	—
Rajiv Datta	Senior Vice President and Chief Technology Officer	37,419	(6)	37,419	—
Douglas Jendras	Senior Vice President of Operations	35,919	(7)	35,919	—
Scott Wallhermfechtel	Vice President	11,375	(8)	11,375	—
Angelo Germani	Vice President	10,743	(9)	10,743	—
John Donaldson	Managing Director – U.K.	3,805		3,805	—
Leeland Pavey	Chief Operations Officer – U.K.	5,953	(10)	5,953	—

(1)	Amount includes shares underlying vested but undelivered restricted stock units, which are generally not considered beneficially owned under Rule 13d-3 of the Exchange Act.

(2)	Includes 7,000 shares of common stock underlying restricted stock units, which vested August 7, 2008, and vested options to purchase 3,000 shares of common stock.

(3)	Includes 26,825 shares of common stock, 20,000 shares of common stock underlying restricted stock units, which vested August 7, 2008, and vested options to purchase 20,000 shares of common stock.

(4)	Includes 21,041 shares of common stock, 10,000 shares of common stock underlying restricted stock units, which vested August 7, 2008, and vested options to purchase 16,500 shares of common stock.

(5)	Includes 23,984 shares of common stock, 10,000 shares of common stock underlying restricted stock units, which vested August 7, 2008, and vested options to purchase 32,000 shares of common stock.

(6)	Includes 13,339 shares of common stock, 10,000 shares of common stock underlying restricted stock units, which vested August 7, 2008, and vested options to purchase 14,080 shares of common stock.

(7)	Includes 11,839 shares of common stock, 10,000 shares of common stock underlying restricted stock units, which vested August 7, 2008, and vested options to purchase 14,080 shares of common stock.

(8)	Includes 5,375 shares of common stock and vested options to purchase 6,000 shares of common stock.

(9)	Includes 4,743 shares of common stock and vested options to purchase 6,000 shares of common stock.

(10)	Includes 2,053 shares of common stock and vested options to purchase 3,900 shares of common stock.

PLAN OF DISTRIBUTION

The selling stockholders, which as used includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interest in shares of our common stock received after the date of this Prospectus from a selling stockholder as a gift, pledge, partnership distribution or other permitted non-sales-related transfer, may, from time to time, sell transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of our Commons Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions, subject generally to our policies affecting the timing and manner of sale of common stock by certain individuals and certain volume limitations set forth in Rule 144(e) of the Securities Act, as applicable.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The decision to exercise options for any shares, or to sell any shares, is within the discretion of each selling stockholders.  There can be no assurance that any of the options will be exercised or any shares will be sold by the selling stockholders.

The selling stockholders may effect sales of shares directly, or indirectly by or through underwriters, agents or broker-dealers, and the shares may be sold by any one or more of the following methods:

•	market transactions in accordance with the rules of The New York Stock Exchange or any other available markets or exchanges;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchase by a broker-dealer as principal and resale by the broker-dealer for its account;
•	privately negotiate transactions;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares.

In connection with the sale of our common stock or interests therein, certain selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivatives securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

Short selling occurs when a person sells shares of stock, which the person does not yet own and promises to buy stock in the future to cover the sale.  The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale.  Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock.  In contracts, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock.  As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market.  If these activities are commenced, they may be discontinued at any time.  These transactions may be effected on The New York Stock Exchange or any other available markets or exchanges.

The aggregate proceeds to the selling stockholders from the sale of our common stock offered by them pursuant to this Prospectus will be the purchase price of our common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

We will bear all costs, expenses and fees in connection with the registration and sale of the shares covered by this Prospectus, other than underwriting discounts and selling commissions.  The selling stockholders will bear all commissions and discounts, if any, attributable to sales of the shares.  The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.  Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholder and/or purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commission).

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of our common stock or interest therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profits they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement that includes this Prospectus.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the shares in the market and to the activities of the selling stockholders and their affiliates.  In order to comply with the securities laws of some states, if applicable, our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states our common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

In addition, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith we are required to file periodic reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information filed by us can be read and copied at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549.  The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically.  The address of such site is http://www.sec.gov.  In addition, you may obtain these materials through the About - Investors section of our website. Our website address is www.above.net. This is a textual reference only. The information on, or accessible through, our website is not part of this Prospectus and should not be relied upon in connection with making any investment decision with respect to the offered securities.  Please call 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room.

This Prospectus omits certain information that is contained in the Registration Statement on file with the SEC, of which this Prospectus is part.  For further information with respect to us and our common stock, reference is made to the Registration Statement, including the exhibits incorporated therein by reference or filed therewith.  Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the Registration Statement.  The Registration Statement and the exhibits may be inspected without charge at the office of the SEC or copies thereof obtained at prescribed rates from the Public Reference Room of the SEC at the addresses set forth above.

EXPERTS

The consolidated financial statements and related financial statement schedule incorporated in this Prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by BDO Seidman, LLP an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of our common stock offered pursuant to this Prospectus will be passed upon by Cooley Godward Kronish LLP, our outside counsel.

REOFFER PROSPECTUS

ABOVENET, INC.

325,564 Shares of Common Stock

May 12, 2009

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus.  You must not rely on any unauthorized information or representations.  This Prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this Prospectus is current only as of its date.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the SEC by us are incorporated by reference into the Registration Statement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC pursuant to the Exchange Act on March 16, 2009;
(b)	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, filed with the SEC pursuant to the Exchange Act on May 11, 2009;
(c)
The description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-34282) filed with the SEC on April 10, 2009 pursuant to the Exchange Act, including all amendments and reports filed for the purpose of updating that description; and

(d)
The description of the preferred share purchase right associated with our common stock contained in our Registration Statement on Form 8-A (File No. 000-23269) filed with the SEC on August 4, 2006 pursuant to the Exchange Act, including all amendments and reports filed for the purpose of updating that description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement.  Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  DESCRIPTION OF SECURITIES

Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are a Delaware corporation. Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any current or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employer or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another organization, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any current or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a present or former director or officer has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a current or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer or employee of another organization, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Our certificate of incorporation generally provides that we shall, to the fullest extent permitted by the DGCL, and as provided in our bylaws, indemnify any and all of our officers and directors from and against all liabilities (including expenses), or other matters covered by the DGCL or our bylaws.

As permitted by the DGCL, our certificate of incorporation provides that no director shall be personally liable to us or to our stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. The effect of this provision in the certificate of incorporation is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on behalf of us) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a) - (d), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

Our certificate of incorporation also authorizes us to pay the expenses incurred by an officer or a director in defending a civil or criminal action, suit, or proceeding in advance of the final disposition thereof, upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by us.

Our bylaws further provides that indemnification of directors or officers shall be made by us only as authorized in a specific case upon the determination that indemnification of the officer or director is proper under the circumstances because such person has met the applicable standard of conduct.  Such determination shall be made (i) by a majority vote of our directors who are not parties to the action, suit or proceeding, (ii) by a committee of such directors designated by majority vote of such directors, (iii) if there are no such directors, or if such directors so direct, by outside legal counsel in a written opinion, or (iv) by our stockholders.

We also have in effect a directors and officers liability insurance policy indemnifying our directors and officers and the directors and officers of our subsidiaries within a specific limit for certain liabilities incurred by them, including liabilities under the Securities Act. We pay the entire premium of this policy.

We believe that our certificate of incorporation and bylaw provisions and our directors and officers liability insurance policy are necessary to attract and retain qualified persons to serve as our directors and officers.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

Restricted securities to be reoffered and resold pursuant to this Registration Statement were issued under the 2003 Plan in transactions exempt from registration pursuant to Section 4(2) of the Securities Act if not otherwise qualifying as “no sale” transactions.

Item 8.  EXHIBITS

Exhibit No.	Description of Exhibits
4.1
Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 29, 2003 and effective as of August 29, 2003 (incorporated herein by reference to Form 8-A filed with the Securities and Exchange Commission on September 8, 2003).

4.2	Amended and Restated Bylaws adopted as of September 8, 2003 (incorporated herein by reference to Form 8-A filed with the Securities and Exchange Commission on September 8, 2003).

4.3	Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated herein by reference to Form 8-K filed with the Securities and Exchange Commission on August 4, 2006).

4.4	Form of Specimen Common Stock Certificate (incorporated herein by reference to Form 10-K filed with the Securities and Exchange Commission on May 13, 2008).

4.5
Rights Agreement dated as of August 3, 2006, between AboveNet, Inc. and American Stock Transfer & Trust Company, including Form of Right Certificate (incorporated herein by reference to Form 8-K filed with the Securities and Exchange Commission on August 4, 2006).

4.6
Amendment to Rights Agreement dated as of August 7, 2008, between AboveNet, Inc. and American Stock Transfer & Trust Company (incorporated herein by reference to Form 8-K filed with the Securities and Exchange Commission on August 12, 2008).

5.1	Opinion of Cooley Godward Kronish LLP regarding the legality of the securities being registered. *

10.1	2003 Incentive Stock Option and Stock Unit Grant Plan (incorporated herein by reference to Form 10-K filed with the Securities and Exchange Commission on May 13, 2008).

23.1	Consent of Cooley Godward Kronish LLP (included in Exhibit No. 5.1 to this Registration Statement). *

23.2	Consent of BDO Seidman, LLP. *

24.1	Power of Attorney (included in the signature pages of this Registration Statement). *

*	Filed herewith.

Item 9.  UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant ’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on this 12th day of May, 2009.

ABOVENET, INC.

Date: May 12, 2009	By:	/s/ Robert Sokota
Robert Sokota Senior Vice President, Secretary and General Counsel

POWER OF ATTORNEY

Each of the undersigned officers and directors of AboveNet, Inc. hereby severally and individually constitutes and appoints William G. LaPerch and Joseph P. Ciavarella, and each of them, as the attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any subsequent Registration Statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all amendments (including post-effective amendments) thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: May 12, 2009	By:	/s/ William G. LaPerch
William G. LaPerch President, Chief Executive Officer and Director (Principal Executive Officer)

Date: May 12, 2009	By:	/s/ Joseph P. Ciavarella
Joseph P. Ciavarella Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: May 12, 2009	By:	/s/ Jeffrey A. Brodsky
Jeffrey A. Brodsky Director

Date: May 12, 2009	By:	/s/ Michael J. Embler
Michael J. Embler Director

Date: May 12, 2009	By:	/s/ Richard Postma
Richard Postma Director

Date: May 12, 2009	By:	/s/ Richard Shorten, Jr.
Richard Shorten, Jr. Director

Date: May 12, 2009	By:	/s/ Stuart Subotnick
Stuart Subotnick Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
4.1
Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 29, 2003 and effective as of August 29, 2003 (incorporated herein by reference to Form 8-A filed with the Securities and Exchange Commission on September 8, 2003).

4.2	Amended and Restated Bylaws adopted as of September 8, 2003 (incorporated herein by reference to Form 8-A filed with the Securities and Exchange Commission on September 8, 2003).

4.3	Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated herein by reference to Form 8-K filed with the Securities and Exchange Commission on August 4, 2006).

4.4	Form of Specimen Common Stock Certificate (incorporated herein by reference to Form 10-K filed with the Securities and Exchange Commission on May 13, 2008).

4.5
Rights Agreement dated as of August 3, 2006, between AboveNet, Inc. and American Stock Transfer & Trust Company, including Form of Right Certificate (incorporated herein by reference to Form 8-K filed with the Securities and Exchange Commission on August 4, 2006).

4.6
Amendment to Rights Agreement dated as of August 7, 2008, between AboveNet, Inc. and American Stock Transfer & Trust Company (incorporated herein by reference to Form 8-K filed with the Securities and Exchange Commission on August 12, 2008).

5.1	Opinion of Cooley Godward Kronish LLP regarding the legality of the securities being registered. *

10.1	2003 Incentive Stock Option and Stock Unit Grant Plan (incorporated herein by reference to Form 10-K filed with the Securities and Exchange Commission on May 13, 2008).

23.1	Consent of Cooley Godward Kronish LLP (included in Exhibit No. 5.1 to this Registration Statement). *

23.2	Consent of BDO Seidman, LLP. *

24.1	Power of Attorney (included in the signature pages of this Registration Statement). *

*	Filed herewith.